Exhibit 99.1

News Release

LOCKHEED MARTIN NAMES LARRY LAWSON EXECUTIVE VICE PRESIDENT,

AERONAUTICS BUSINESS AREA; RALPH HEATH TO RETIRE AFTER 37 YEAR CAREER

BETHESDA, Md., Jan. 26, 2012 – Lockheed Martin Corporation [NYSE: LMT] announced that its board of directors has approved the appointment of Larry A. Lawson to serve as the executive vice president of the Aeronautics business area. The appointment follows the announcement of Ralph D. Heath’s retirement; the transition is effective on April 1, 2012.

“Under Ralph Heath’s leadership the Aeronautics business area has grown significantly and has delivered critical global security products and technologies to our U.S. and international customers,” said Bob Stevens, chairman and CEO. “Ralph has been a key member of our senior leadership team known equally for his operational performance, character and leadership; he leaves a strong legacy and we wish him the best in his retirement.”

Heath retires after a distinguished 37-year career with the Lockheed Martin Aeronautics business area and its heritage companies. In addition to leading the consolidation of the three business units to create the current Aeronautics business area, Heath led the revitalization of the C-130 program, international expansion of the F-16 program, and the development and delivery of the F-22 and F-35 fighter aircraft to secure the long-term future of the business. Since becoming executive vice president of Aeronautics in 2005, Heath has been instrumental in creating a business culture defined by ethics and integrity and creating an inclusive workforce that values creativity, innovation and diversity. Heath is a U.S. Army veteran and qualified Airborne Ranger.

“Larry brings a keen understanding of our customers’ expectations and a proven track record of driving and delivering program and operational performance excellence,” said Stevens. “We have absolute confidence that, under Larry’s leadership, Aeronautics will continue the design, delivery and sustainment of affordable military aircraft and advanced development programs.”

Lawson, currently the vice president and general manager of the F-35 program, will be succeeded by Orlando Carvalho, who currently serves as vice president and deputy, F-35 program. Lorraine Martin will succeed Carvalho as vice president and deputy for the F-35 program; she is currently the vice president, C-130 program. George Shultz, currently vice president of Modernization programs for Aeronautics will become the new vice president for the C-130 program.

“These assignments demonstrate the value of our robust succession planning, which positions us to quickly adapt to management changes while maintaining a focus on executing on our mission and delivering value to our customers,” continued Stevens.

Lawson has held a broad range of positions of increasing responsibility in his career of more than 32 years in aerospace. Prior to leading the F-35 program, he served as vice president and general manager of the F-22 Raptor program, and vice president of business development for Lockheed Martin’s Electronic Systems business area. Lawson started his career with McDonnell Douglas, and in 1986 joined Martin Marietta, where he served in various technical and managerial roles in capturing, developing and producing air-to-air and air-to-ground weapon systems.

Lawson holds a bachelor’s degree in Electrical Engineering from Lawrence Technological University, a master’s degree in Electrical Engineering from the University of Missouri, is a graduate of the Harvard Business School Advanced Management Program and an MIT Seminar XXI Fellow. He also serves on the Air Force Association board of directors, is a senior member of AIAA and holds patents in advanced signal processing.

Carvalho joined Aeronautics as the F-35 deputy in August 2011 after serving as president of Lockheed Martin’s MS2 business unit. He has been with Lockheed Martin over 30 years, holding numerous leadership positions. He holds an MBA from the University of Maryland and a bachelor’s degree in Mathematics from Fairfield University.

Martin was named to her position leading C-130 programs in December 2010; previously she was vice president of the C-5 program. She began her Lockheed Martin career at Unisys Defense Systems in 1988 following service as an officer in the U.S. Air Force. Martin holds a master’s degree in Computer Science from Boston University and a bachelor’s degree in Computational Mathematics from DePauw University.

Shultz joined Lockheed Martin in 1984. He has led the Modernization Programs since December 2010. He also has had oversight of Kelly Aviation Center in San Antonio, Texas, and Lockheed Martin’s Greenville, S.C. operations too. He has served as vice president and F-22 program manager, vice president for C-5 Modernization Programs, deputy program manager for the C-130J and as the Chief Engineer for the C-130J. He received a bachelor’s degree in engineering and technology from Kent State University and an MBA from the University of Tennessee.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 123,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2011 sales from continuing operations were $46.5 billion.

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Media Contacts:

Jennifer Whitlow, 301-897-6352; jennifer.m.whitlow@lmco.com

Joe LaMarca, 817-777-6736; joseph.lamarca@lmco.com

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